Stockholder contact:	Kevin Howley 617-385-9517 kevin.howley@columbiathreadneedle.com

Media contact:	Elizabeth Kennedy 617-897-9394 liz.kennedy@ampf.com

COLUMBIA SELIGMAN PREMIUM TECHNOLOGY GROWTH FUND, INC.

HOLDS TENTH ANNUAL MEETING OF STOCKHOLDERS AND

ANNOUNCES NEW DIRECTOR

Minneapolis, MN, June 15, 2020 — Columbia Seligman Premium Technology Growth Fund, Inc. (the “Fund”) (NYSE: STK) today held its Tenth Annual Meeting of Stockholders (the “Meeting”) in Minneapolis, Minnesota. Stockholders voted in favor of the recommendations of the Fund’s Board of Directors (the “Board”) on each of two proposals at the Meeting.

Specifically, Stockholders re-elected two Directors, Mses. Patricia M. Flynn and Catherine James Paglia, and elected one Director, Mr. Brian J. Gallagher, at the Meeting. Each were elected as Director for a term that will expire at the Fund’s 2023 Annual Meeting of Stockholders. Stockholders also ratified the Board’s selection of PricewaterhouseCoopers LLP as the Fund’s independent registered public accounting firm for 2020.

Additionally, today following the Meeting, the Board held a meeting at which its members considered and, thereafter, unanimously appointed Sandra Yeager to the Fund’s Board. Her service with the Board commenced today, June 15, 2020, for a term expiring at the 2021 annual meeting of stockholders. Ms. Yeager currently serves on the board of trustees of certain of the mutual funds within the Columbia Funds Complex (the Columbia Funds Board) and, effective June 15, 2020, on the board of another Columbia closed-end fund. Biographical information for Ms. Yeager is included below.

In addition to her duties as a director, Ms. Yeager will also serve on the Board’s Audit Committee, Contracts Committee, and Investment Review Committee.

Ms. Yeager has over 26 years of experience in the financial services industry. In August of 2008 she founded Hanoverian Capital, LLC, an investment boutique specializing in international equities for institutional clients, where she served as President and Chief Investment Officer through December 2016. Prior to that, Ms. Yeager served as Head of International Equities for DuPont Capital and Head of Global Equity Research for Morgan Stanley Investment Management, where she led a team of thirty people. Ms. Yeager began her investment career at AllianceBernstein as an equity analyst and advanced to become a global portfolio manager for institutional and mutual fund clients.

The Fund is managed by Columbia Management Investment Advisers, LLC. This material is distributed by Columbia Management Investment Distributors, Inc., member FINRA.

Investors should consider the investment objectives, risks, charges, and expenses of the Fund carefully before investing. You can obtain the Fund’s most recent periodic reports and other regulatory filings by contacting your financial advisor or visiting www.columbiathreadneedleus.com. These reports and other filings can also be found on the Securities and Exchange Commission’s EDGAR Database. You should read these reports and other filings carefully before investing.

Investment products are not federally or FDIC-insured, are not deposits or obligations of, or guaranteed by any financial institution, and involve investment risks including possible loss of principal and fluctuation in value.

© 2020 Columbia Management Investment Advisers, LLC. All rights reserved.

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